Exhibit 10.2

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10001

As of May 7, 2013

Peter Anevski

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10001

Dear Pete:

This letter (“Letter Agreement”) sets forth the terms of your continued employment with WebMD Health Corp. (the “Company” or “WebMD Health”), effective as of May 7, 2013 (“Effective Date”).

1. Position and Responsibilities. Commencing on the Effective Date, May 7, 2013, you will serve in the position of Executive Vice President-Chief Financial Officer. You will report to the Chief Executive Officer or President of WebMD Health and will assume and discharge such responsibilities as are commensurate with such position as such person may direct. During your employment with the Company, you will devote your full business time to your duties and responsibilities and will perform them faithfully and diligently in accordance with the terms of this Agreement, subject to permitted absence in accordance with the Company’s vacation policy. In addition, you will continue to comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You will continue to report to the Company’s headquarters located in New York, NY. You acknowledge that you are required to travel in connection with the performance of your duties but you will not be required to relocate outside the New York metropolitan area without your consent.

2. Compensation.

(a) Effective as of May 7, 2013, your base salary (“Base Salary”) will increase to $425,000 annually, payable in accordance with the Company’s prevailing payroll practices.

(b)(i) Your aggregate bonus for the year ended December 31, 2012 ($200,000) was structured and payable as follows: (A) $40,000 of the 2012 Bonus was paid in March 2013, and (B) subject to and in accordance with the terms of the Company’s Supplemental Bonus Plan and Section 5 below, an amount equal to $160,000 was contributed into the Supplemental Bonus Trust.

(ii) You will be eligible for an annual bonus opportunity for the year ended December 31, 2013 of up to 141% of your base salary (i.e., $600,000) (the “2013 Bonus”), as follows:

(A) Up to $300,000 will be payable based upon achievement of the 2013 revenue and earnings targets approved by the Compensation Committee.

(B) Up to $300,000 will be payable in the sole discretion of the Compensation Committee or its designee. Any 2013 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2013, but no later than April 15, 2014 (to the extent applicable, such amount to be paid into the Supplemental Bonus Trust), so long as you are employed on such date, except as set forth in Section 5.

(iii) For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 100% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee or its designee. Subject to Section 5 below, if your employment is terminated following the end of any fiscal year by the Company without Cause or by you for Good Reason (as defined below), then you will still be entitled to receive any bonus otherwise payable to you for such year, even if you are not employed on the bonus payment date and such bonus will be paid at the time that bonuses are paid to other executives of the Company.

(iv) The determination as to whether the financial goals in Section 2(b)(ii)(A) and the amount of the bonus, if any, payable under Section 2(b)(ii)(B) shall be made by the CEO and Compensation Committee in their sole discretion. Reasonable adjustments shall be made by the Compensation Committee to the goals in its discretion to reflect the effect of acquisitions/divestitures and any other circumstances. The financial goals in Section 2(b)(ii)(A) will be the same as those established for other executives of the Company.

3. Other Benefits. You will continue to be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You will be entitled to vacation consistent with the Company’s vacation policy, but in no event less than 4 weeks annually. During your employment, you will be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan will be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. The Company will reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4. WebMD Health Equity.

(a) On May 8, 2013, (the “2013 First Restricted Stock Grant Date”), you were granted 10,000 shares of restricted stock of WebMD (the “2013 First Restricted Stock Grant”) under the terms of the Equity Plan. 100% of the 2013 First Restricted Stock Grant shall vest and the restrictions thereon lapse on the third anniversary of the 2013 First Restricted Stock Grant Date, subject to your continued employment on such date; provided that subject to your continued employment on May 8, 2014 if the Compensation Committee, in its sole discretion, determine that the financial goals in Section 2(b)(ii)(A) are fully achieved the 2013 First Restricted Stock Grant shall vest and the restrictions thereon shall lapse on May 8, 2014. In addition, in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), the shares subject to the 2013 First Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. The 2013 First Restricted Stock Grant will be evidenced by the Company’s form of restricted stock agreement.

(b) On May 8, 2013 (the “2013 Second Restricted Stock Grant Date”), you were granted 10,000 shares of restricted stock of WebMD (the “2013 Second Restricted Stock Grant”) under the terms of the Equity Plan. 100% of the 2013 Second Restricted Stock Grant shall vest and the restrictions thereon lapse on the third anniversary of the 2013 Second Restricted Stock Grant Date, subject to your continued employment on such date; provided that subject to your continued employment on May 8, 2014 the Compensation Committee, in its sole discretion, may determine that based on your individual performance the restrictions thereon shall lapse on such date. In addition, in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), the shares subject to the 2013 Second Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. The 2013 Second Restricted Stock Grant will be evidenced by the Company’s form of restricted stock agreement.

(c) On May 8, 2013, you were granted a nonqualified option (the “2013 Options”) to purchase 15,000 shares of common stock of WebMD Health under the Equity Plan. The per share exercise price is equal to the closing price of the Company’s common stock on the date of grant and the 2013 Options vest subject to your continued employment on the applicable vesting dates in equal annual installments of 50% commencing on May 8, 2013 (full vesting on May 8, 2015). The 2012 Options have a term of ten years, subject to earlier termination in the event of termination of employment in accordance with the Equity Plan. The 2012 Options are evidenced by the Company’s form of option agreement.

5. Termination of Employment. (a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A attached hereto), subject to Section 5(b) below and your continued compliance with all restrictive covenant agreements to which you are bound, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months (the “Severance Period”); (ii) if such termination occurs after the end of a calendar year subsequent to the year ended December 31, 2013 but before the payment of bonuses for such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than April 15 of the year in which your employment terminates, and (iii) if you timely elect to continue your health coverage through COBRA, the Company will pay that portion of the COBRA premium that it would pay if you were an active employee with the same type of coverage through the Severance Period or, if earlier, until you are eligible for comparable coverage with a subsequent employer. In the event of (i) a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), subject to Section 5(b) and your continued compliance with all restrictive covenant agreements to which you are bound, in addition to the payments and benefits set forth above in this Section 5(a), (i) you shall receive the 2012 Bonus referred to in Section 2(b)(i) above, payable in accordance with the provisions of Section 2(b)(i)(B), and (ii) with respect to any 2013 Bonus referred to in Section 2(b)(ii) above, you shall receive the greater of (X) $300,000 or (Y) the portion of the 2013 Bonus achieved through the date of termination (to the extent applicable, such amount to be paid from the Supplemental Bonus Trust), and (iii) the shares subject to the 2013 First Restricted Stock Grant and the 2013 Second Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. In the event of a termination of your employment by the Company without Cause or by you for Good Reason, in either case within twelve (12) months following a Change of Control, any of your options to purchase shares of WebMD Health Corp. (whether outstanding on the date hereof or that may be granted in the future), which remain outstanding at the time of such termination, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination. In the event of termination of your employment for any other reason, you will receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements. The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan.

(b) In order to receive any of the benefits described in Section 5(a) under this Letter Agreement (the “Severance Benefits”), you must (i) execute and deliver to the Company a release of claims satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable at the date of termination of this Letter Agreement) within the time prescribed therein but in no event later than fifty (50) days of the date of your termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to you the form of release no later than three (3) days following your termination of employment. If you do not timely execute and deliver to the Company such release, or if you execute such release but revoke it, no Severance Benefits shall be paid.

(c) The Severance Benefits described in Section 5(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the one-year period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 5 (a)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of Section 5(b) of this Letter Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 5(a)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 6 below.

(d) For purposes of this Letter Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-I(h) without regard to the optional alternative definitions available thereunder.

(e) All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.

(f) Your entitlement to the payments of the Severance Benefits described in Section 5(a)(i) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

6. Section 409A.

(a) Potential Six-Month Delay. Notwithstanding any other provisions of the Letter Agreement, any payment of the Severance Benefits under this Letter Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(b) Savings Clause. It is intended that any amounts payable under this Letter Agreement shall either be exempt from or comply with Section 409A of the Code (including Treasury regulations and other published guidance related thereto) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Letter Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Letter Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.

7. Restrictive Covenants. As a condition to the effectiveness of this Agreement, you will be required to sign the attached Trade Secret & Proprietary Information Agreement.

8. Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. With the prior written approval of the Company, which will not be unreasonably withheld, you may serve on the Board of Directors of other companies, and provided that such service does not affect the services to be provided under this Agreement.

9. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause and with or without notice (subject to the consequences set forth in this agreement).

10. General Provisions.

(a)	You will be covered by the Company’s director and officer insurance policy to the same extent as other similarly situated employees of the Company.

(b)	This Letter Agreement and the terms of your employment will be governed by the laws of New York, applicable to agreements made and to be performed entirely within such state and the courts sitting in New York, New York shall have exclusive jurisdiction for the purposes of adjudicating any disputes under this Agreement.

(c)	This Letter Agreement together with the equity plans and agreements referred to herein and the Trade Secret and Proprietary Agreement attached hereto sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior agreements and verbal discussions between us.

(d)	This Letter Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its permitted successors and assigns.

(e)	All payments pursuant to this Letter Agreement will be subject to applicable withholding taxes.

(f)	This Letter Agreement may not be assigned by you without the Company’s prior written consent; provided however that this agreement may be assigned by the Company without your prior written consent to any successor to the business of the Company, by operation of law, merger or otherwise or to any affiliate of the Company.

Please acknowledge and confirm your acceptance of this amendment and restatement of your offer letter by signing and returning one copy of this letter agreement and the Trade Secret & Proprietary Information Agreement to Douglas W. Wamsley, Executive Vice President, General Counsel, WebMD Health Corp., 111 Eighth Avenue, New York, NY 10001.

WebMD Health Corp.

By	/s/ Douglas W. Wamsley
Douglas W. Wamsley

ACCEPTANCE:

I accept the revised terms of my continued employment with WebMD Health Corp. as set forth herein. I understand that this letter agreement does not constitute a contract of employment for any specified period of time, and that either party, with or without Cause and with or without notice, may terminate my employment relationship (subject to the consequences set forth above).

/s/ Peter Anevski
Peter Anevski

August 8, 2013
Date Signed

ANNEX A

“Cause” will mean any of the following:

(i) your willful failure to perform your duties following written notice from the Company detailing the specific acts and a thirty (30) day period of time to remedy such failure;

(ii) any willful misconduct, violence or threat of violence that is injurious to the Company in a material respect or any misconduct relating to your business affairs, at any time, which will demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect;

(iii) your breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv) any material breach by you of this Agreement or the Trade Secret and Proprietary Information Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(v) your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

“A termination of employment by you for “Good Reason” means your resignation of employment within one year of the occurrence (without your written consent) of any of the following conditions or events: (i) any material reduction in your base salary, (ii) a material reduction in your authority with the Company, (iii) any material breach by the Company of this Letter Agreement; provided, however, that none of the foregoing conditions or events shall constitute Good Reason unless (A) you shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.

ANNEX B

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment with WebMD LLC and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1.	Confidentiality.

a)	Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment with the Company and as a result of my having executed this Restrictive Covenant Agreement (“Agreement”), I will be granted access to valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a Competitive Business) (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term “Trade Secret and Proprietary Information” shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (l) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.50, including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

b)	Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

c)	Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

d)	Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

e)	Investors, Other Third-Parties, and Goodwill. I acknowledge that all third-parties (e.g., customers, vendors, and advertisers) I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I have gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that if such information were used to solicit or service any such third-parties on my own behalf or on behalf of a Competitive Business (as defined herein), the Company would be competitively disadvantaged.

f)

Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2.	Covenant Not to Compete with the Company.

a)	I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world.

b)	Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, I acknowledge and agree that during my employment with the Company and for a period of one year after the date my employment with the Company is terminated for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of (as principal, agent, employee, consultant, director or otherwise), any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States, Canada and the world.

c)	For purposes of this Agreement “Competitive Business” will mean: (i) any enterprise engaged in developing, selling or providing (via the internet or other means) health or wellness information, decision support tools or services or applications and/or communication services, directly or indirectly, to consumers, health and/or benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making informed benefit, provider or treatment choices; and (ii) any enterprise engaged in any other type of business in which the Company is also engaged, or plans to be engaged, so long as I am directly involved in such business or planned business on behalf of the Company. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business, so long as I am not employed by, do not consult with, or become a director of or otherwise engage in any activities for, such company.

3.	Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly:

a)	solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one (1) year period immediately prior to the termination of my employment with the Company; and

b)	contact, call upon, encourage or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, or about whom I obtained confidential information as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4.	Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5.	Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6.	Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7.	Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

8.	Notice to Future Employers. For a period of two (2) years after my employment with the Company ends, I will inform each new employer, prior to accepting employment, of the existence and details of the covenants contained in this Annex A and will provide each such employer with a copy of this Annex.

9.	Assignment. The Company shall have the right to assign its rights and obligations under this Annex A without my consent. I acknowledge that I may not assign my obligations herein.

RESTRICTIVE COVENANT AGREEMENT ACCEPTANCE

I understand and accept the restrictions and obligations imposed upon me by the terms, conditions, and provisions set forth in this Restrictive Covenant Agreement and agree to abide by same.

/s/ Peter Anevski                             Date: 8/8/13

Pete Anevski

B-5